Exhibit 19.2

NGL ENERGY PARTNERS LP

SUPPLEMENTAL POLICY
CONCERNING TRADING
IN PARTNERSHIP SECURITIES
BY CERTAIN DESIGNATED PERSONS

In this policy, “Partnership” refers to NGL Energy Partners LP, “General Partner” refers to NGL Energy Holdings LLC, general partner of the Partnership, and “Partnership Group” refers to, collectively, the General Partner, the Partnership and its subsidiaries. “Listed Securities” refers to the common units representing limited partnership interests of each of the Partnership listed on the New York Stock Exchange.

This Supplemental Policy Concerning Trading in Partnership Securities by Certain Designated Persons (“Supplemental Policy”) supplements the NGL Energy Partners LP Policy Prohibiting Insider Trading and Unauthorized Disclosure of Information to Others (“Insider Trading Policy”). This Supplemental Policy applies to certain designated persons. If you are subject to this Supplemental Policy, the Partnership Group will notify you and provide you with a copy of this Supplemental Policy. If you receive this Supplemental Policy through Workday, please read and acknowledge by checking the Workday Certification Box. If you receive this Supplemental Policy through email, please read and sign the attached Certification and return it to legal@nglep.com as soon as practicable. You will be asked to recertify your compliance with this Supplemental Policy annually.

Persons subject to this Supplemental Policy

This Supplemental Policy applies to:

•each director of the General Partner,

•each officer of the Partnership Group who has been designated by the Board of Directors of the General Partner as an “executive officer” for purposes of the reporting requirements and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and

•any additional persons that the Partnership Group may from time to time designate as being subject to this Supplemental Policy because of their position with the Partnership Group and access to material nonpublic information.

The Partnership Group will notify you if you are subject to this Supplemental Policy. The Partnership Group refers to persons subject to this Supplemental Policy as “Designated Persons.” A list of Designated Persons pursuant to the first two bullet points above is set forth on Exhibit A. A list of Designated Persons pursuant to the third bullet point above is set forth on Exhibit B.

If you are a Designated Person, then this Supplemental Policy also applies to your family members who reside with you, anyone else who lives with you and any other person or entity whose transactions in Listed Securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Listed Securities). You are responsible for making sure that these other persons and entities comply with this Supplemental Policy.

Additional trading restrictions that apply to Designated Persons

If you are a Designated Person, you are subject to all of the requirements of the Partnership’s Insider Trading Policy. In addition, you are subject to the following restrictions:

•You may not trade in Listed Securities outside of a trading window. For purposes of this Supplemental Policy, a “trading window” will commence after the close of trading on the later of (i) two full trading days following the widespread public release of quarterly operating results of the Partnership, as applicable, and (ii) one full trading day following management’s conference call to discuss quarterly operating results of the Partnership Group for such quarter, if any, and will end at the close of trading on the 15th day of the third month of the fiscal quarter.

•Even during a trading window, you may not trade during a blackout period. You may not trade in Listed Securities during any special blackout periods that the Compliance Officer may designate with the prior written approval of the Chief Executive Officer or the General Counsel, if any. You may not disclose to any outside third party that a special blackout period has been designated.

•You may not trade during a trading window without prior approval. During a trading window, you may trade in Listed Securities only after obtaining the approval of the Compliance Committee. For purposes of this Supplemental Policy, the Compliance Committee will consist of our Compliance Officer, our Chief Executive Officer and our General Counsel, if any (collectively, the “Compliance Committee”). If you decide to engage in a transaction involving Listed Securities during a trading window, you must notify the Compliance Officer (or in his or her absence another member of the Compliance Committee) in writing of the amount and nature of the proposed trade(s) prior to the proposed transaction. The Compliance Committee will endeavor to approve or disapprove the proposed trade(s) on the same day you provide notice to the Compliance Officer (or such other member of the Compliance Committee as provided above). You must not engage in the transaction unless and until the Compliance Committee provides its approval in writing (including email) and any transactions approved by the Compliance Committee must be completed by the close of trading two trading days after the date you receive approval. A form of Compliance Committee approval is attached as Exhibit C. The foregoing functions of the Compliance Committee may be undertaken by any two members of the Compliance Committee except in connection with proposed trades to be made by a member of the Compliance Committee which must be approved by all of the other members of the Compliance Committee and in the case of proposed trades by the Chief Executive Officer must be approved by the Audit Committee of the Board of Directors of the General Partner with respect to Partnership securities. The existence of these approval procedures does not in any way obligate the Compliance Committee to approve any transaction.

•You may not trade in puts or calls or engage in short sales with respect to Listed Securities. Trading in “puts” and “calls” (publicly traded options to sell or buy securities) and engaging in short sales are often perceived as involving insider trading and they may focus your attention on the Partnership Groups’ short-term performance rather than its long-term objectives. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. Therefore, transactions in puts, calls and other derivative securities with respect to Listed Securities on an exchange or in any other organized market are prohibited by this Supplemental Policy, as are short sales of Listed Securities.

•You may not engage in certain hedging transactions with respect to Listed Securities. Certain forms of hedging transactions, such as zero-cost collars, equity swaps, prepaid variable forward contracts and exchange funds, are designed to hedge or offset a decrease in market value of a person’s unit holdings. The unitholder is then no longer exposed to the full risks of unit ownership and may no longer have the same objectives as the other Listed Securities unitholders. Therefore, such hedging transactions are prohibited under this Supplemental Policy.

•You may not pledge Listed Securities as collateral for any loan without prior notice and you may not hold Listed Securities in a margin account unless such Listed Securities are not taken into account in determining your margin requirements and you have given prior notice to your broker of your affiliation and status with the Partnership Group and any restrictions applicable to those Listed Securities with respect to their sale. A foreclosure sale under a loan could occur at a time when the borrower has nonpublic information about the Partnership. Therefore, you may not pledge Listed Securities as collateral for a loan unless you are able to clearly demonstrate the financial ability to repay the loan without resorting to the pledged Listed Securities and you must provide prior notice to the Compliance Officer at least 10 days in advance of entering into the pledge agreement. If the Compliance Officer notifies you within such 10 day period that you may not pledge such Listed Securities as collateral for any such loan you may not pledge such Listed Securities. Because a broker is permitted to sell securities in a margin account if the customer fails to meet a margin call, the securities can be sold at a time when the customer is aware of material nonpublic information about the Partnership. Therefore, you may not hold Listed Securities in a margin account unless such Listed Securities are not taken into account in determining your margin requirements and you have given prior notice to your broker of your affiliation and status with the Partnership Group and any restrictions applicable to those Listed Securities with respect to their sale such that the Listed Securities held in such margin account would not be sold in connection with the liquidation of securities in any such margin account to meet any applicable margin call without first complying with the provisions of this Supplemental Policy relating to sales of Listed Securities to the same extent as if such Listed Securities were not held in a margin account.

Exceptions to this Supplemental Policy

The trading restrictions in this Supplemental Policy do not apply to those transactions under Partnership Group benefit plans that are not subject to the Insider Trading Policy or Rule 10b5-1 Trading Plans. Those transactions are discussed below and in the Insider Trading Policy under the heading “Exceptions to this policy for certain transactions under Partnership Group plans.”

Rule 10b5-1 Trading Plans. This Supplemental Policy does not apply to transactions in Listed Securities under a plan that complies with Rule 10b 5-1 under the Exchange Act. Rule 10b5-1 trading plans are not subject to the prohibition on trades during blackout periods or the prohibition on trading while being aware of material, nonpublic information. In general, a Rule 10b5-1 plan must be entered into when the individual is not aware of material, nonpublic information and may not be adopted during a blackout period. Each individual may only enter into one single-trade Rule 10b5-1 plan per 12-month period. Overlapping plans are not permitted. Any directors or officers who have been designated as “officers” for purposes of Section 16 under the Exchange Act (“Section 16 Reporting Persons”) must certify in the Rule 10b5-1 plan at adoption or modification that he/she: (i) is not aware of material nonpublic information about the Partnership Group or its securities and (ii) is adopting or modifying the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Rule 10b5. Once the plan is adopted, the individual must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade and must act in good faith with respect to the plan. In addition, the plan must either specify (including by formula) the amount, pricing and timing of transactions in advance, or delegate discretion on those matters to an independent third party.

Specific exceptions to this Supplemental Policy may be made when the person requesting approval does not possess material non-public information, personal circumstances warrant the exception and the exception would not otherwise contravene the law or the purposes of this Supplemental Policy. Any request for an exception should be directed to the Compliance Officer and must be approved by the Compliance Committee. Any request for an exception by the Chief Executive Officer shall, with respect to Partnership securities, require the preapproval of the Audit Committee of the Board of Directors of the General Partner.

Information about the Compliance Officer

If you have a question about this Supplemental Policy or whether it applies to a particular transaction, contact the Compliance Officer for additional guidance. The Compliance Officer is Brad Cooper who can be reached at brad.cooper@nglep.com or 918 236-4757.

CERTIFICATION

I hereby acknowledge receipt of the NGL Energy Partner LP Supplemental Policy Concerning Trading in Partnership Securities by Certain Designated Persons and agree to abide by its terms and conditions.

Signature

Printed Name

Date

If you are receiving this Supplemental Policy through Workday, check the box for electronic signature. If you are receiving this Supplemental Policy through email, please sign and return this Certification to legal@nglep.com (for delivery to the Compliance Officer) or by mail at: NGL Energy Partners, LP, ATTN: Legal Department 6120 S. Yale, Suite 1300, Tulsa, OK 74136.

EXHIBIT A

Designated Persons

Exhibit A is maintained and updated by NGL Management

EXHIBIT B

Other Designated Persons

Exhibit B is maintained and updated by NGL Management

EXHIBIT C

Trading in Partnership Securities Form of Approval

Date:

Designated Person:

Partnership Securities Involved in Transaction:

Description of Transaction:

The Compliance Committee has approved your request to complete the transaction involving Partnership securities described above. The transaction must be completed by the close of trading two trading days after the date of this approval. Notwithstanding the approval of the Compliance Committee, you may not engage in any transactions in Partnership securities if you possess any material nonpublic information concerning the Partnership.

Compliance Committee Member
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